Exhibit 99.1

McGrath RentCorp Announces Stock Repurchase Authorization

LIVERMORE, Calif.--(BUSINESS WIRE)--McGrath RentCorp (NASDAQ:MGRC) today announced that the board of directors of the Company has authorized the repurchase of up to 2,000,000 shares of the Company’s common stock. In connection with its authorization to repurchase 2,000,000 shares, the board of directors terminated its previous share repurchase authorization originally announced in a press release dated March 21, 2003. As of May 14, 2008 there were 210,878 shares that were available to repurchase under that previous authorization.

The amount and time of the specific repurchases are subject to prevailing market conditions, applicable legal requirements and other factors, including management’s discretion. Repurchases may be conducted in the open market or in privately negotiated transactions at such prices as the officers of the Company shall deem appropriate and desirable on behalf of the Company. There can be no assurance that any authorized shares will be repurchased and the repurchase program may be modified, extended or terminated by the board of directors at any time.

About McGrath RentCorp

Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers’ temporary and permanent space needs in California, Texas, Florida, North Carolina and Georgia. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K – 12 in California. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

For more information on McGrath RentCorp, visit www.mgrc.com

This press release contains statements, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “estimates”, “will”, “should”, “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed under "Risk Factors" and elsewhere in the Company’s 10-K, 10-Q and other SEC filings.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer